As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SHAW COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

SUITE 900 630-3RD AVENUE S.W.

CALGARY, ALBERTA

CANADA T2P 4L4

(403) 750-4500

(Address and telephone number of Registrant’s principal executive offices)

C T CORPORATION SYSTEM

111 EIGHTH AVENUE, 13TH FLOOR

NEW YORK, NY 10011

(212) 894-8940

(Address and telephone number of agent for service)

Copies to:

Vito Culmone Shaw Communications Inc. Suite 900 630 - 3rd Avenue S.W. Calgary, Alberta Canada T2P 4L4 (403) 750-4500	Jeffrey R. Kesselman, Esq. Sherman & Howard L.L.C. 633 Seventeenth Street Suite 3000 Denver, Colorado 80202 (303) 297-2900

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ∎

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(3)
Class B Non-Voting Participating Shares	10,000,000	US$	20.52	US$	205,200,000	US$	23,782.68

(1)	Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Class B Non-Voting Participating Shares of Shaw Communications Inc. on the New York Stock Exchange on December 14, 2016.

(3)	Pursuant to Rule 457(p) of the Securities Act of 1933, as amended, the Registrant hereby offsets the registration fee required to be paid in connection with this Registration Statement by US$23,782.68 previously paid by the Registrant in connection with US$3,894,839,338 of unissued securities registered by the Registrant under Registration Statement 333-188260, initially filed with the Commission on May 1, 2013, such that there is no registration being fee paid in connection with this Registration Statement.

SHAW COMMUNICATIONS INC.

10,000,000 Class B Non-Voting Participating Shares

DIVIDEND REINVESTMENT PLAN

This prospectus covers 10,000,000 Class B Non-Voting Participating Shares (“Class B Shares”) of Shaw Communications Inc. (“Shaw” or the “Company”) to be issued under its amended and restated dividend reinvestment plan (the “Plan”). The Plan provides holders of Class A Voting Shares of Shaw (“Class A Shares”) and/or Class B Shares with a simple and convenient method of investing cash dividends paid on Class A Shares and/or Class B Shares. In November 2016, the Board of Directors (the “Board”) of Shaw approved the Plan and the filing of this prospectus to register Class B Shares issued pursuant to the Plan.

Under the Plan, eligible holders of Class A Shares and/or Class B Shares may opt to have cash dividends declared on their respective shareholdings reinvested in Class B Shares, which at Shaw’s option, will be purchased on the Toronto Stock Exchange (“TSX”) (a “Market Purchase”) or issued from treasury by Shaw (a “Treasury Purchase”).

Shaw’s current dividend policy contemplates the payment of monthly dividends in the amounts of $0.09875 per Class B Share and $0.098542 per Class A Share. This dividend policy is reviewed periodically by the Board and therefore the amount and timing of dividends may change. The declaration and payment of dividends are at the sole discretion of the Board and depend on, among other things, financial conditions, general business conditions, legal restrictions regarding the payment of dividends and other factors that the Board may at any point consider to be relevant.

As a holding company with no direct operations, Shaw relies on payments from its subsidiaries and its own cash and financing to pay dividends. The ability of its subsidiaries to pay such amounts is subject to various risks as outlined in and incorporated by reference into the registration statement on Form F-3 of which this prospectus forms a part.

Class B Shares are listed on the New York Stock Exchange (“NYSE”) and on the TSX under the symbols “SJR” and “SJR.B”, respectively. On December 14, 2016, the closing price for Class B Shares on the NYSE was US$20.33 and on the TSX was $26.99.

The price for Class B Shares that will be paid will be the Average Market Price less any Applicable Discount. The “Average Market Price” will be: (i) for a Market Purchase, the average price paid by the Plan Agent (as defined below) for all Class B Shares purchased following the relevant Dividend Payment Date (as defined below) in accordance with the Plan excluding brokerage commissions, fees and transaction costs and (ii) for a Treasury Purchase, the volume weighted average trading price of the Class B Shares on the TSX for the five trading days immediately preceding the relevant Dividend Payment Date. The “Applicable Discount” under the Plan is established by Shaw from time to time and ranges from nil to 5%. The current Applicable Discount is 2%. Participants will be notified of any change in the Applicable Discount by news release.

Shaw will not receive any proceeds from Market Purchases. Shaw cannot estimate the proceeds from the issuance of new Class B Shares under the Plan, as the amount of such proceeds depends on the market price of Class B Shares, the extent of shareholder participation in the Plan and other factors. Shaw will not pay underwriting commissions in connection with the Plan, but will incur costs of approximately US$84,782.68 in connection with this offering.

Investing in Class B Shares involves risks. See “Risk Factors” on page 4 of this prospectus. See also “Forward-Looking Information” on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 16, 2016.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part. References to this “prospectus” include documents incorporated herein by reference. Shaw has not authorized anyone to provide you with information that is different. The information in or incorporated by reference into this prospectus is current only as of the date of this prospectus. Shaw is not making an offer of Class B Shares in any jurisdiction where the offer is not permitted by law.

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Shaw” mean Shaw Communications Inc. and its subsidiaries. Unless otherwise specified, all dollar amounts contained herein are expressed in Canadian dollars, and references to “dollars” or “$” are to Canadian dollars.

Shaw prepares its consolidated financial statements in accordance with International Financial Reporting Standards, which may differ from generally accepted accounting principles in effect from time to time in the United States (“U.S. GAAP”). Therefore, the consolidated financial statements of Shaw incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP.

Before you invest, you should read this prospectus, including the information incorporated by reference, and the additional information described below under the heading “Where You Can Find More Information”. You should refer to the registration statement and the exhibits to the registration statement for further information.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by Shaw with the securities commissions and other regulatory authorities in each of the provinces of Canada and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) are specifically incorporated by reference into, and form an integral part of, this prospectus:

•	Annual Report of Shaw on Form 40-F for the year ended August 31, 2016, filed with the SEC on November 28, 2016 (which includes: (a) the annual information form of Shaw dated November 28, 2016; (b) the audited consolidated comparative statements of financial position as at August 31, 2016, and the statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, together with the auditors’ report thereon; and (c) management’s discussion and analysis of the financial condition and operations of Shaw with respect to the year ended August 31, 2016); and

•	the management proxy information circular dated November 18, 2016 relating to the annual general meeting of shareholders of Shaw to be held on January 12, 2017, as filed with the SEC on Form 6-K on December 2, 2016.

Shaw also incorporates by reference into this prospectus and the U.S. registration statement of which this prospectus forms a part any information Shaw files with or furnishes to the SEC in periodic reports on Form 6-K or annual reports on Form 40-F after the date of this prospectus and prior to the termination of the Plan except that any Report on Form 6-K shall be so incorporated only if and to the extent expressly provided in such report.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement or document so modified or superseded shall not, except to the extent so modified or superseded, be incorporated by reference and constitute a part of this prospectus. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

Upon a new annual information form and related annual financial statements and management’s discussion and analysis relating thereto, being filed with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, annual and interim financial statements and management’s discussion and analysis relating thereto and material change reports filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Class B Shares hereunder. Upon a new management proxy circular relating to an annual meeting of shareholders of Shaw being filed with the applicable securities regulatory authorities during the currency of this prospectus, the management information circular for the preceding annual meeting of shareholders shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Class B Shares hereunder.

Any person to whom a prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to: Shaw Communications Inc., Suite 900 630—3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4, Attention: Corporate Secretary, Telephone Number: (403) 750-4500.

WHERE YOU CAN FIND MORE INFORMATION

Shaw has filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to the Class B Shares and of which this prospectus forms a part. This prospectus does not contain all of the information contained in the registration statement, to which reference is made for further information.

In addition to Shaw’s continuous disclosure obligations under the securities laws of the provinces of Canada, Shaw is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files or furnishes reports and other information with or to the SEC. Shaw’s recent Commission filings may be obtained over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Shaw files or furnishes with or to the SEC at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges. Copies of reports and other information concerning Shaw may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

FORWARD-LOOKING INFORMATION

Statements included in this Prospectus that are not historic constitute “forward-looking statements” within the meaning of applicable securities laws. Such statements include, but are not limited to:

•	statements about future capital expenditures;
•	asset acquisitions and dispositions;
•	cost efficiencies;
•	financial guidance for future performance;
•	business strategies and measures to implement strategies;
•	statements about the Company’s equity investments, joint ventures and partnership arrangements;
•	competitive strengths; and
•	expansion and growth of Shaw’s business and operations and other goals and plans.

They can generally be identified by words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “target”, “goal” and similar expressions (although not all forward-looking statements contain such words). All of the forward-looking statements made in this report are qualified by these cautionary statements.

Forward-looking statements are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances as of the current date. The Company’s management believes that its assumptions and analysis in this Prospectus are reasonable and that the expectations reflected in the forward looking statements contained herein are also reasonable based on the information available on the date such statements are made and the process used to prepare the information. These assumptions, many of which are confidential, include, but are not limited to:

•	general economic conditions;
•	interest;
•	income tax and exchange rates;
•	technology deployment;
•	content and equipment costs;
•	industry structure;
•	conditions and stability;
•	government regulation; and
•	the integration of recent acquisitions.

You should not place undue reliance on any forward-looking statements. Many factors, including those not within the Company’s control, may cause the Company’s actual results to be materially different from the views expressed or implied by such forward-looking statements, including, but not limited to:

•	general economic, market and business conditions;
•	changes in the competitive environment in the markets in which Shaw operates and from the development of new markets for emerging technologies;
•	industry trends, technological developments, and other changing conditions in the entertainment, information and communications industries;
•	the Company’s ability to execute its strategic plans and capital projects;
•	the Company’s ability to achieve cost efficiencies;
•	technology, cyber security and reputational risks;
•	opportunities that may be presented to and pursued by the Company;

•	changes in laws, regulations and decisions by regulators that affect the Company or the markets in which it operates;
•	the Company’s status as a holding company with separate operating subsidiaries; and
•	other factors described in the Company’s annual information form and management’s discussion and analysis for the year ended August 31, 2016 (or, as applicable, the annual information form and annual or quarterly management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this prospectus.

The foregoing is not an exhaustive list of all possible factors.

Should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein.

The Company provides certain financial guidance for future performance as the Company believes that certain investors, analysts and others utilize this and other forward-looking information in order to assess the Company’s expected operational and financial performance and as an indicator of its ability to service debt and pay dividends to shareholders. The Company’s financial guidance may not be appropriate for this or other purposes.

Any forward-looking statement speaks only as of the date on which it was originally made and, except as required by law, Shaw expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in related assumptions, events, conditions or circumstances. All forward looking statements contained in this Prospectus are expressly qualified by this statement.

SHAW COMMUNICATIONS INC.

Shaw is an enhanced connectivity provider. Shaw serves consumers with broadband Internet, Wi-Fi, video, digital phone and, through its wireless division, wireless voice and data services. Shaw Business Network Services provides business customers with Internet, data, Wi-Fi, telephony, video and fleet tracking services. Shaw Business Infrastructure Services provides hybrid IT solutions including colocation, cloud and managed services through ViaWest.

Shaw’s principal executive office is located at Suite 900 630—3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4 and Shaw’s telephone number is (403) 750-4500. Shaw’s agent for service in the United States is C T Corporation System, located at 111 Eighth Avenue, 13th Floor, New York, New York, 10011, Telephone Number: (212) 894-8400.

The Class B Shares are listed on the NYSE and TSX under the symbols SJR.B and SJR, respectively.

RISK FACTORS

Before you decide to participate in the Plan and invest in Class B Shares, you should consider carefully these risks together with all risks described in the documents incorporated by reference into this prospectus, including subsequent documents incorporated herein by reference. Discussions of certain risks and uncertainties affecting Shaw’s business are provided in its annual information form and management’s discussion and analysis for the year ended August 31, 2016 (or, as applicable, the annual information form and annual or quarterly management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this prospectus. Such discussion does not represent an exhaustive list of all potential issues that could affect Shaw. Additional risks not presently known or that Shaw currently considers immaterial may also materially and adversely affect Shaw. If any of the events identified in these risks and uncertainties were to occur, it may have a material adverse effect on Shaw’s business, financial condition, results of operations and business prospects. You should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Class B Shares you are purchasing at the time dividends are reinvested under the Plan.

You will not know the price of Class B Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of the Class B Shares may fluctuate between the time you decide to purchase Class B Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

USE OF PROCEEDS

Shaw has no basis for reasonably estimating the number of Class B Shares that may be sold under the Plan or the prices at which such Class B Shares may be sold. In the case of Treasury Purchases, Shaw will receive proceeds from the sale of Class B Shares that the Plan Agent purchases from Shaw. Shaw intends to use any such proceeds for general corporate purposes.

DESCRIPTION OF THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The 10,000,000 Class B Shares offered by this prospectus, if, as and when issued, will be issued pursuant to the Plan, which will be effective as of December 16, 2016.

The rights, privileges and restrictions of the Company’s share capital, including the Class A Shares and the Class B Shares, are described in the Company’s annual information form incorporated herein by reference, as described under “Documents Incorporated by Reference”.

The Plan

The Plan provides a convenient way for eligible holders of Class B Shares and/or Class A Shares to reinvest cash dividends paid on their respective shareholdings to acquire Class B Shares without brokerage commissions, fees or transaction costs for purchases of Class B Shares.

For eligible holders (“Participants”) of Class A Shares and/or Class B Shares that elect to participate in the Plan, on each day on which dividends are paid on the Class A Shares and Class B Shares (a “Dividend Payment Date”) the dividends payable on a Participant’s shares are paid by Shaw to the Plan Agent. The Plan Agent uses those funds (less any withholdings under applicable tax laws) to purchase Class B Shares.

At the election of Shaw, the Class B Shares purchased by the Plan Agent are either newly issued by Shaw (a Treasury Purchase) or outstanding Class B Shares purchased on the TSX (a Market Purchase). The price for Class B Shares that will be paid will be the Average Market Price less any Applicable Discount. The Average Market Price will be: (i) for a Market Purchase, the average price paid by the Plan Agent for all Class B Shares purchased following the relevant Dividend Payment Date in accordance with the Plan excluding brokerage commissions, fees and transaction costs and (ii) for Treasury Purchase, the volume weighted average trading price of the Class B Shares on the TSX for the five trading days immediately preceding the relevant Dividend Payment Date. The Applicable Discount under the Plan is established by Shaw from time to time and ranges from nil to 5%. The current Applicable Discount is 2%. Any change in the Applicable Discount will be announced by news release.

Class B Shares acquired under the Plan will be registered in the name of the Plan Agent and held by the Plan Agent on behalf of the Participant in the Participant’s account. Fractional as well as whole shares are acquired and held in this way.

An account statement is mailed to each Participant quarterly (or at such other frequency determined by Shaw). Participants will also receive annual income tax slips.

Withdrawals

Whole shares may be withdrawn from the Participant’s account under the Plan by sending a request to the Plan Agent in accordance with the Plan. Fractional Class B Shares may not be withdrawn. Upon receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole Class B Shares from the Participant’s account and deliver electronic book-entry form, certificate or other registration of such Class B Shares in the Participant’s name.

Responsibilities of Shaw and the Plan Agent

The “Plan Agent” administers the Plan on behalf of Shaw. CST Trust Company is the current Plan Agent.

None of Shaw, the Plan Agent or any director, officer or employee thereof shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

•	with respect to the prices and times at which Class B Shares are purchased or sold under the Plan;

•	arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt by the Plan Agent of notice in writing of such death;

•	arising out of any actions or responsibilities of any intermediaries acting on behalf of beneficial holders of Class A Shares or Class B Shares;

•	relating to the tax liability of the Participant or any withholdings under applicable tax laws; or

•	actions taken or not taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither Shaw nor the Plan Agent can assure a profit or protect the Participant against a loss on the Class B Shares held from time to time for the Participant under the Plan.

Eligibility and Enrollment

Each registered holder of Class A Shares and/or Class B Shares that is a resident of Canada or the United States is eligible to participate in the Plan and may enroll all of the Class B Shares and/or Class A Shares held by either: completing the Plan enrolment form and filing it with the Plan Agent (the Plan enrollment form may be obtained at: www.canstockta.com/dividendReinvestment.do) or by enrolling online through the Plan Agent’s web portal as identified from time to time by the Plan Agent. After enrollment, a Participant will continue to be enrolled under the Plan until the Participant terminates enrollment or the Plan is terminated. Participation in the Plan will commence on the record date for dividends on Class A Shares and Class B Shares following receipt by the Plan Agent of the completed Plan enrolment form.

Beneficial holders of Class A Shares and/or Class B Shares that are residents of Canada or the United States (i.e. shareholders who hold their shares through a broker, investment dealer, financial institution, broker or other nominee) wishing to participate in the Plan should consult with that intermediary to determine the procedures for participation (including withdrawal) in the Plan. The administrative practices of intermediaries may vary and accordingly the requirements of the Plan may not be the same as those required by intermediaries. Some intermediaries may require non-registered beneficial shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for non-registered beneficial shareholders to become registered shareholders and such fees will not be covered by Shaw or the Plan Agent.

Participants may terminate their participation in the Plan at any time by sending the Plan Agent notice, as provided in the Plan.

Amendment, Suspension or Termination of the Plan

Shaw reserves the right to amend, suspend or terminate the Plan at any time. Affected Participants will be notified of any amendment to or suspension or termination of the Plan by written notice or announcement by news release or posting to the website of Shaw and/or the Plan Agent.

In the event of suspension of the Plan, no dividend reinvestments will be made under the Plan from and including the effective date of such suspension. Any dividends received on or after the effective date of suspension will be sent to the Participants in cash.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

THE FOLLOWING SUMMARY OF TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRIES OF RESIDENCE.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to Participants who reinvest cash dividends in additional Class B Shares under the Plan. This summary is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder, all specific proposals to amend the Tax Act or the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the current published administrative and assessing policies and practices of the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law and does not take into account provincial, territorial or foreign income tax legislation or considerations.

Canadian Taxes for Residents of Canada

This portion of the summary is applicable to Participants who, for purposes of the Tax Act and at all relevant times, are resident in Canada, hold their Class B Shares as capital property and deal at arm’s length with, and are not affiliates of, Shaw (a “Canadian Participant”). Canadian Participants will be subject to tax under the Tax Act on all dividends which are reinvested in Class B Shares under the Plan, in the same manner as the Canadian Participant would have been if the dividends had been received directly by the Canadian Participant in cash. For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by Shaw. The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an “eligible dividend” for purposes of the Tax Act.

The cost to a Canadian Participant of Class B Shares purchased on the reinvestment of dividends under the Plan will be the price paid by the Plan Agent for the Class B Shares plus any costs of acquisition. The cost of such Class B Shares will be averaged with the adjusted cost base of all other Class B Shares held by the Canadian Participant as capital property for purposes of subsequently computing the adjusted cost base of each Class B Share owned by the Canadian Participant. A disposition of Class B Shares, whether by the Canadian Participant directly or by the Plan Agent on behalf of the Canadian Participant, may give rise to a capital gain (or loss) equal to the amount by which the proceeds of disposition of such Class B Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Class B Shares immediately before the disposition and any reasonable expenses associated with the disposition. The payment of cash in settlement of a fraction of a Class B Share on termination of participation in the Plan will constitute a disposition of such fraction of a Class B Share for proceeds of disposition equal to the cash payment. The issuance of DRS Advice, certificate or other evidence of such Class B Shares registered in the Canadian Participant’s name in respect of the Class B Shares will not constitute a disposition of such Class B Shares.

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Class B Shares acquired pursuant to the Plan in a taxation year will be included in such Canadian Participant’s income for the year and one-half of any capital loss (an “allowable capital loss”) realized by a Canadian Participant on a disposition of Class B Shares acquired pursuant to the Plan in a taxation year must be deducted against taxable capital gains realized in the year to the extent and in the circumstances specified in the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

Canadian Taxes for Non-Residents of Canada

This portion of the summary is applicable only to Participants who, for purposes of the Tax Act, and at all relevant times, are not resident or deemed to be resident in Canada, deal at arm’s length with, and are not affiliates of, Shaw, do not use or hold and are not deemed to use or hold their Class A Shares and/or Class B Shares in carrying on business in Canada and do not carry on an insurance business in Canada and elsewhere (a “Non-Resident Participant”). Dividends paid or credited on Class A Shares and/or Class B Shares to a Non-Resident Participant, including dividends reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of any applicable tax treaty. If the Non-Resident Participant is entitled to benefits under the Canada-United States Income Tax Convention (1980) (the “Convention”), the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be reinvested under the Plan will be reduced by the amount of the tax withheld.

Capital gains realized on the disposition of Class B Shares acquired under the Plan by a Non-Resident Participant will not generally be subject to tax under the Tax Act unless such shares are or are deemed to be “taxable Canadian property” within the meaning of the Tax Act and the Non-Resident Participant is not entitled to relief under a tax treaty between Canada and the Non-Resident Participant’s country of residence. Generally, a Class B Share will not constitute “taxable Canadian property” of a Non-Resident Participant provided that: (a) the Class B Shares are listed on a “designated stock exchange”

for the purposes of the Tax Act (which currently includes the TSX and the NYSE) at the time of the disposition; (b) at no time during the 60-month period immediately preceding the disposition or deemed disposition of the Class B Share: (i) were 25% or more of the issued shares of any class or series of the capital stock of Shaw owned by, or did 25% or more of the issued shares of any class or series of the capital stock of Shaw belong to, one or any combination of the Non-Resident Participant and persons with whom the Non-Resident Participant did not deal at arm’s length (within the meaning of the Tax Act); and (ii) was more than 50% of the fair market value of the Class B Share derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource property (as defined in the Tax Act); (C) timber resource property (as defined in the Tax Act); and (D) options in respect of, or interests in, or rights in, property described in any of (A) through (C) above, whether or not such property exists; and (c) the Class B Share is not otherwise deemed under the Tax Act to be taxable Canadian property.

United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations generally applicable to United States Participants (as defined below) who reinvest cash dividends in additional Class B Shares under the Plan. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and judicial and administrative interpretations, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. As used in this summary, “United States Participant” means a beneficial owner of Class A Shares and/or Class B Shares held as capital assets and purchased pursuant to the Plan, if such beneficial owner is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a United States court can exercise primary jurisdiction over such trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes.

This summary does not address all aspects of United States federal income tax law that may be relevant to United States Participants based upon their particular circumstances or to United States Participants subject to special treatment under United States federal income tax law (including, but not limited to, banks, insurance companies, tax-exempt organizations, regulated investment companies, financial institutions, broker-dealers or movers of 10% or more in terms of vote or value of Shaw stock, persons whose functional currency is not the United States dollar, persons that beneficially own Class A Shares and/or Class B Shares as part of a straddle, hedging or conversion transaction, individual retirement accounts or tax-deferred accounts and persons liable for the alternative minimum tax). This summary also does not address foreign, state or local tax laws or the tax consequences of other United States federal laws.

If an entity treated as a partnership for United States federal income tax purposes participates in the Plan, the tax treatment of such partnership and each partner thereof generally will depend upon the status and activities of the partnership and the partner. Any such partnership or partner thereof should consult its own tax advisor regarding the United States federal income tax considerations relating to participation in the Plan.

United States Participants who reinvest cash dividends in additional Class B Shares will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Class B Shares acquired with reinvested dividends pursuant to the Plan, plus the amount of any Canadian withholding tax withheld therefrom.

The taxable fair market value of the Class B Shares so acquired will be equal to the average of the high and low sale prices of Class B Shares on the “Dividend Crediting Date” (defined below) as reported on the principal securities exchange on which the Class B Shares are traded. In the case of Class B Shares purchased directly from Shaw, the Dividend Crediting Date is the Dividend Payment Date. In the case of Class B Shares purchased on the Canadian open market after the Dividend Payment Date, while the law is not clear, Shaw believes that the Dividend Crediting Date is the last day taken into account in determining the Average Market Price under the Plan, since that day is the first day on which the total number of Class B Shares that will be credited to the United States Participant can be determined. In either case, the value of the Class B Shares on the Dividend Crediting Date may be higher or lower than the Average Market Price used to determine the number of Class B Shares credited to the United States Participant under the Plan. In addition, if there is an Applicable Discount, then the value of the Class B Shares on the Dividend Crediting Date will likely be higher than the purchase price paid by the United States Participant. As a result, the taxable income to the United States Participant may be different than the amount of the cash dividend.

The distribution (without reduction for any Canadian taxes withheld) will be includible in a United States Participant’s income as a taxable dividend to the extent of Shaw’s current and accumulated earnings and profits as determined for United States federal income tax purposes. Any such dividend paid to a United States Participant who is taxable as an individual generally may qualify for the preferential rate of United States federal income tax (a current maximum rate of 20%) applicable to “qualified dividend income” provided that certain requirements, including certain holding period requirements, are satisfied. The distribution will also be subject to the 3.8% investment tax that was recently added under the Affordable Care Act. The amount of any such dividend will not be eligible for the dividends received deduction generally available to corporate shareholders on dividends received from a United States corporation. Subject to certain limitations under the Code, Canadian taxes withheld from any such dividends may be eligible for credit against a United States Participant’s United States federal income taxes.

A United States Participant’s tax basis per share for Class B Shares acquired pursuant to the Plan will equal the fair market value per Class B Share on the Dividend Crediting Date. A United States Participant’s holding period for Class B Shares acquired pursuant to the Plan will begin on the day following the Dividend Crediting Date.

United States Participants generally will recognize a gain or loss for United States federal income tax purposes when they sell, exchange or otherwise dispose Class B Shares and when they receive cash payments for fractional Class B Shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of such gain or loss will be the difference, if any, between the amount a United States Participant receives for such Class B Shares or fraction thereof and the adjusted tax basis of such Class B Shares or fraction thereof. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the United States Participant’s holding period for such Class B Shares or fraction thereof exceeds one year. Long-term capital gain of a non-corporate United States holder is currently taxed at a maximum rate of 20%. Such gain will also be subject to the 3.8% investment tax that was recently added under the Affordable Care Act. The deductibility of capital losses is subject to limitations. Such gain or loss recognized by a United States Participant generally will be treated as gain or loss from sources within the United States for foreign tax credit limitation purposes.

The tax considerations set forth above may differ materially if Shaw is regarded as a “passive foreign investment company” (“PFIC”) for United States federal income tax purposes. Shaw will be a PFIC for United States federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any company in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. Shaw does not believe that it has been a PFIC for any of its prior taxable years and, based on its current operations and projections, does not believe that it is or will become a PFIC in the foreseeable future. However, because Shaw’s income and assets and the nature of its activities may vary from time to time, there can be no assurance that Shaw will not be treated as a PFIC in any taxable year or that the United States Internal Revenue Service (the “IRS”) will agree with Shaw’s conclusion regarding its PFIC status. If a United States Participant owns Class B Shares during a taxable year in which Shaw is a PFIC, the PFIC rules generally will apply to a United States Participant thereafter, even if in subsequent taxable years Shaw no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the IRS regarding whether Shaw is a PFIC.

In general, if Shaw were to be treated as a PFIC, certain adverse rules would apply to dividends received from Shaw and to dispositions of Class B Shares (potentially including dispositions that would not otherwise be taxable). United States Participants are urged to consult their tax advisors about the application of the PFIC rules and the potential impact of such rules to their particular circumstances.

Under certain circumstances, United States backup withholding tax and/or information reporting may apply to United States Participants with respect to payments made on or proceeds from the sale, exchange or other taxable disposition of Class B Shares, unless an applicable exemption is satisfied. United States Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against a United States Participant’s United States federal income tax liability, if any, or will be refunded, if such United States Participant furnishes the required information to the IRS on a timely basis.

ENFORCEABILITY OF CIVIL LIABILITIES

Shaw is a corporation incorporated under and governed by the Business Corporations Act (Alberta) (“ABCA”). Some of Shaw’s officers and directors, and some of the experts named in this prospectus, including the documents incorporated herein by reference, are Canadian residents, and many of Shaw’s assets or the assets of Shaw’s officers and directors and experts are located outside the United States. Shaw has appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for United States investors to realize in the United States upon judgments of courts of the United States predicated upon Shaw’s civil liability and the civil liability of Shaw’s officers and directors and experts under the United States federal securities laws or the securities law of any state of the United States.

Shaw has been advised by its Canadian counsel, Dentons Canada LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Shaw has also been advised by Dentons Canada LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

Shaw has appointed C T Corporation System, 111 Eighth Avenue, New York, New York 10011, as agent in the United States upon which service of process against Shaw may be made in any action based on this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The table below summarizes the consolidated cash and short term investments and the consolidated capitalization of Shaw as at August 31, 2016. There has been no material change in the consolidated cash and short term investments and the consolidated capitalization of Shaw between August 31 and December 15, 2016.

The information presented below has been derived from, and should be read in conjunction with, the financial statements of Shaw incorporated herein by reference, as described under “Documents Incorporated by Reference”.

Designation	August 31, 2016
(in millions of dollars)

Cash	405

Long-term debt
Corporate:
Bank loans	498
Senior Notes due March 2, 2017(1)	400
Senior Notes due October 1, 2019(1)	1,246
Senior Notes due December 7, 2020(1)	498
Senior Notes due February 19, 2021 (1)	298
Senior Notes due January 31, 2024(1)	497
Senior Notes due November 9, 2039(1)	1,418
Other:
ViaWest—credit facility	682
ViaWest—other	31
WIND—other	4
Burrard Landing Lot 2 Holdings Partnership(1)	40
Total long-term debt	5,612

Shareholders’ equity
Class A shares and Class B Shares	3,506
Class 2 Preferred Shares, Series A and Series B	293
Contributed surplus	42
Retained earnings	2,505
Accumulated other comprehensive loss	(52)
Non-controlling interests	1

Total shareholders’ equity	6,295

Total capitalization	11,907

Notes:

(1) The general terms and respective priorities of the indebtedness set out in the table above are detailed in note 13 to Shaw’s annual audited consolidated financial statements incorporated herein by reference.

SUMMARY OF CERTAIN PROVISIONS IN ORGANIZATIONAL DOCUMENTS

A member of the Board of Directors of Shaw who is a party to a material contract or proposed material contract with Shaw or is a director or an officer of, or has a material interest in, any person who is a party to a material contract with Shaw is required to disclose the nature and extent of such interest at the time and in the manner provided by the ABCA and shall not vote on any resolution to approve such a contract unless it meets certain exceptions, including a contract relating primarily to remuneration as a director, officer, employee or agent.

The Board of Directors of Shaw may from time to time cause Shaw to borrow money, guarantee obligations and grant security therefor and may delegate to one or more directors or officers of such powers.

Holders of Class A Shares and Class B Shares are entitled to vote separately as a class on special resolutions to amend the articles of Shaw that effect changes to rights, privileges, restrictions and conditions on such shares.

Shaw’s annual general meetings are held at such time and place as the Board of Directors of Shaw determines, but not later than 15 months after the prior annual general meeting. The Board of Directors, the chairman or president of Shaw may call a special meeting of shareholders at any time. Shareholders holding not less than five percent of the shares entitled to be voted may requisition the Board of Directors of Shaw to call a shareholder meeting. Notice of a shareholder meeting is required in accordance with securities laws, generally at least 21 days before the meeting.

Holders of Class A Shares and Class B Shares, their duly appointed proxyholders and other representatives entitled to vote on their behalf are entitled to be present at shareholder meetings. In addition, the directors, the auditors and others who, although not entitled to vote, are entitled or required under any provisions of the ABCA or the Articles may attend. Any other person may be admitted only by the chairman of the meeting or with the consent of the meeting.

TRADING PRICE

The Class B Shares are traded on the NYSE and the TSX under the symbols “SJR” and “SJR.B”, respectively. The last reported sales price for Class B Shares on December 14, 2016 on the NYSE was US$20.33 and on the TSX was $26.99. The following table sets forth the high and low per share sales prices for Class B Shares on the NYSE and TSX for the periods indicated.

	Class B Shares
	NYSE		TSX
	High US$	Low US$	High $	Low $
2012	22.14	18.38	21.83	19.07
2013	25.25	20.28	26.04	20.05
2014	26.26	21.91	27.95	23.92
2015	27.36	19.34	31.67	25.84
2016	21.11	16.15	28.12	22.56
Quarterly data
Quarter ended February 28, 2015	27.36	23.14	31.67	29.00
Quarter ended May 31, 2015	23.37	21.98	29.30	26.65
Quarter ended August 31, 2015	22.57	19.34	27.92	25.84
Quarter ended November 30, 2015	21.11	18.85	27.82	25.25
Quarter ended February 29, 2016	21.04	16.15	28.12	22.56
Quarter ended May 31, 2016	19.48	17.27	25.36	23.12
Quarter ended August 31, 2016	20.50	18.69	26.57	24.19
Quarter ended November 30, 2016	20.46	19.04	26.88	25.80
Monthly data
June 2016	19.73	18.76	25.18	24.19
July 2016	20.28	18.69	26.53	24.38
August 2016	20.50	19.91	26.57	25.92
September 2016	20.46	19.59	26.85	25.86
October 2016	20.46	19.68	26.82	26.20
November 2016	20.22	19.04	26.88	25.80
December 1 to December 14, 2016	20.72	19.69	27.18	26.13

EXPENSES

Below is an estimate of the approximate amount of the fees and expenses payable by Shaw in connection with the registration of the Class B Shares being offered.

Commission registration fee	US	$23,782.68
Legal fees and expenses		40,000.00
Accounting fees and expenses		15,000.00
NYSE listing fees and expenses		5,000.00
Printing and mailing expenses		1,000.00
Total	US	$84,782.68

EXPERTS

The audited annual consolidated financial statements of Shaw at August 31, 2016 and 2015 and for each of the years then ended, which are incorporated by reference in this prospectus, and the effectiveness of Shaw’s internal control over financial reporting as of August 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon which are also incorporated by reference in this prospectus. Such consolidated financial statements are incorporated in this prospectus in reliance upon such reports given on the authority of Ernst & Young LLP as experts in auditing and accounting.

LEGAL MATTERS

In this prospectus, certain legal matters have been passed upon by Dentons Canada LLP, Canadian legal counsel and Sherman & Howard L.L.C., U.S. legal counsel.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Enforcement of civil liabilities under United States federal securities laws may be affected adversely by the fact that Shaw is incorporated in Alberta, Canada, most of its officers and directors and most of the experts named in this prospectus are residents of Canada, and all or a substantial portion of the assets of Shaw and said persons are located in Canada or other jurisdictions outside the United States.

Section 124 of the ABCA, which governs the Registrant, provides that except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his or her heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Registrant may, with the approval of the Court of Queen’s Bench of Alberta, indemnify a person referred to above in respect of an action by or on behalf of the Registrant or a body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant or a body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in (a) and (b) above. Despite the foregoing, under the ABCA a person referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or a body corporate if the person was substantially successful on the merits in his or her defense of the action or proceeding, fulfills the conditions set out in (a) and (b) above and is fairly and reasonably entitled to indemnity.

In addition, the Board of Directors of the Registrant has enacted a General By-law, as confirmed by the shareholders of the Registrant, which requires the Registrant to indemnify the persons referred to above if he or she fulfills the conditions set out in (a) and (b) above. The Registrant shall also indemnify such persons in such other circumstances as the ABCA permits or requires.

The General By-Law further provides that the Registrant may purchase and maintain insurance for the benefit of such persons against such liabilities and in such amounts as the Registrant may determine and as are permitted by the ABCA. The Registrant has purchased and maintains insurance within such authorization (the “Insurance”). Directors and officers of the Registrant are insured, subject to all the terms, conditions and exclusions of the Insurance, against certain liabilities that they become legally obligated to pay on account of a claim first made against them while acting in their capacity as directors and officers of the Registrant and its subsidiaries. The Insurance provides for an annual and aggregate limit for liability of US$125 million. The deductible applicable to reimbursement of the Registrant is US$2.5 million per occurrence for securities claims and US$0.5 million per occurrence for other claims. There is no deductible applicable to individual directors and officers.

The Registrant has also entered into indemnification agreements with certain of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM	9. EXHIBITS

Exhibit	Description
4.1*	Dividend Reinvestment Plan of Shaw Communications Inc.
5.1*	Opinion of Dentons Canada LLP as to the legality of the securities being registered.
8.1*	Opinion of Dentons Canada LLP regarding Canadian tax matters (contained in Exhibit 5.1)
8.2*	Opinion of Sherman & Howard L.L.C. regarding U.S. tax matters
23.1*	Consent of Dentons Canada LLP (contained in Exhibit 5.1)
23.2*	Consent of Sherman & Howard L.L.C. (contained in Exhibit 8.2)
23.3*	Consent of Ernst & Young LLP
24.1*	Powers of Attorney (included on the signature pages of this registration statement)
*	Filed herewith electronically.

ITEM 10.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on December 16, 2016.

SHAW COMMUNICATIONS INC.

By:	/s/ Brad Shaw
	Name:	Brad Shaw
	Title:	Chief Executive Officer

By:	/s/ Vito Culmone
	Name:	Vito Culmone
	Title:	Executive Vice President & Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of JR Shaw, Bradley S. Shaw and Vito Culmone his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JR Shaw	Executive Chair and Director	December 16, 2016
JR Shaw

/s/ Bradley S. Shaw	Chief Executive Officer and Director	December 16, 2016
Bradley S. Shaw	(Principal Executive Officer)

/s/ Vito Culmone	Executive Vice President and Chief Financial Officer	December 16, 2016
Vito Culmone	(Principal Financial Officer and Principal Accounting Officer)

Name	Title	Date

/s/ Peter J. Bissonnette	Director	December 16, 2016
Peter J. Bissonnette

/s/ Adrian I. Burns	Director	December 16, 2016
Adrian I. Burns

/s/ George F. Galbraith	Director	December 16, 2016
George F. Galbraith

/s/ Richard R. Green	Director	December 16, 2016
Richard R. Green

/s/ Lynda Haverstock	Director	December 16, 2016
Lynda Haverstock

/s/ Gregory John Keating	Director	December 16, 2016
Gregory John Keating

/s/ Michael W. O’Brien	Director	December 16, 2016
Michael W. O’Brien

/s/ Paul K. Pew	Director	December 16, 2016
Paul K. Pew

/s/ Jeffrey C. Royer	Director	December 16, 2016
Jeffrey C. Royer

/s/ Jim Shaw	Director	December 16, 2016
Jim Shaw

/s/ JC Sparkman	Director	December 16, 2016
JC Sparkman

/s/ Carl E. Vogel	Director	December 16, 2016
Carl E. Vogel

/s/ Sheila C. Weatherill	Director	December 16, 2016
Sheila C. Weatherill

/s/ Willard H. Yuill	Director	December 16, 2016
Willard H. Yuill

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Shaw Communications Inc. in the United States, in the City of Englewood, State of Colorado, on the 16th day of December 2016.

SHAW COMMUNICATIONS INC.

By:	/s/ Carl E. Vogel
	Name:	Carl E. Vogel
	Title:	Director

EXHIBIT INDEX

Exhibit	Description

4.1*	Dividend Reinvestment Plan of Shaw Communications Inc.

5.1*	Opinion of Dentons Canada LLP as to the legality of the securities being registered.

8.1*	Opinion of Dentons Canada LLP regarding Canadian tax matters (contained in Exhibit 5.1)

8.2*	Opinion of Sherman & Howard L.L.C. regarding U.S. tax matters

23.1*	Consent of Dentons Canada LLP (contained in Exhibit 5.1)

23.2*	Consent of Sherman & Howard L.L.C. (contained in Exhibit 8.2)

23.3*	Consent of Ernst & Young LLP

24.1*	Powers of Attorney (included on the signature pages of this registration statement)

*	Filed herewith electronically.